Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-93601 on Form N-1A of our report dated September 16, 2024, relating to the consolidated financial statements and consolidated financial highlights of Fidelity OTC Portfolio, a fund of Fidelity Securities Fund, appearing in the Annual Report on Form N-CSR of Fidelity Securities Fund for the year ended July 31, 2024, and to the references to us under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 30, 2024